SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2012

Laredo Resources Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-171457	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Jameson House 838 West Hastings Street Vancouver, B.C., Canada	V6C 0A6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 669-9000

________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

On November 2, 2012, we entered into a letter agreement with Magna Management Ltd. (“Magna”) under which we have been granted the exclusive right, for a period of sixty (60) days, to negotiate for the purchase of all rights held by Magna in the mineral property known as Pony Mountain Gold, located in the Mineral Hills District (commonly called the Pony District) in southwestern Montana. During the exclusive negotiation period, we will have access to all documentation and information regarding the title and geology of the property and any other information necessary for the completion of our due diligence. We anticipate that our purchase of Magna’s rights to the property, if consummated, would be made through a combination of cash payment and issuance of common stock, with the rights being assigned to a wholly-owned subsidiary to be formed. Pricing and other details of the potential acquisition of Magna’s rights are the subject of ongoing negotiations.

The Pony Mountain Gold property is comprised of an approximately 4000-acre package of properties, assembled over the years by a local family and local geologist. The property contains several previously-mined, underground hard-rock vein systems, such as the Mountain Cliff, Strawberry-Keystone, Amy, and Atlantic-Pacific (A-P) mines. Historically, the Pony Mountain Gold property has been productive, and we believe it has potential for new productivity.

In the event that we acquire Magna’s rights to the Pony Mountain Gold property, we will assume Magna’s rights and duties under a Memorandum of Understanding between Magna and the various owners of the property (the “MOU”). As the assignee of Magna’s rights under the MOU, we would be entitled to exclusive proprietary marketing rights for the property in exchange for total payments of $3,000,000 to be made in quarterly installments of $250,000 each. The deadline for the first installment payment to the owners, as currently extended, is December 5, 2012. All net revenues received from third-party processors of material mined from the property will be paid to the owners of the property and applied to the total purchase price until paid in full. The owners will retain a perpetual 2% net smelter royalty. Closing of the transaction contemplated by the MOU will be documented under a definitive Mining Lease and Option Agreement.

Magna has engaged Moen Excavating, LLC to take and prepare samples from dumps located on the Pony Mountain Gold property, to coordinate laboratory testing of samples taken from the property, and to conduct negotiations with the Golden Sunlight-Barrick mill for the processing of material from the property. Magna has also agreed to engage Moen Excavating for all surface work on the property and for the future hauling of dump material from the property to the mill. In the event that we are assigned Magna’s rights to the property, we plan to continue the engagement with Moen Excavating as Magna’s assignee.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Letter Agreement with Magna Management Ltd.
99.2	Memorandum of Understanding between Magna Management Ltd. and property owners
99.3	Letter re: extension of initial payment deadline
99.4	Memorandum of Understanding between Magna Management Ltd. and Moen Excavating, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Laredo Resources Corp.

/s/ Robert Gardner

Robert Gardner

President, Chief Executive Officer

Date: November 5, 2012

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